SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[    ] Preliminary Proxy Statement

[    ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[    ] Definitive Proxy Statement

[ X ] Definitive Additional Materials

[    ]   Soliciting Material Pursuant to Sec. 240.14a-12

NexPoint Strategic Opportunities Fund

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transactions applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[    ] Fee paid previously with preliminary materials.

[    ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NEXPOINT STRATEGIC OPPORTUNITIES FUND

300 Crescent Court

Suite 700

Dallas, Texas 75201

(866) 351-4440

Supplement No. 1 to

PROXY STATEMENT

Dated July 10, 2020

This Supplement to the Definitive Proxy Statement of NexPoint Strategic Opportunities Fund (the “Fund”), filed on Schedule 14A with the Securities and Exchange Commission on July 10, 2020 (the “Proxy Statement”) in connection with the Special Meeting of Shareholders scheduled to be held on August 28, 2020, is being filed solely for the purpose of correcting certain information under the heading “Security Ownership of Certain Beneficial Owners” on page 42 of the Proxy Statement.

Specifically, the beneficial ownership of each of Ethan Powell, Bryan A. Ward and Jim Dondero was understated due to a clerical error, which in turn caused the beneficial ownership numbers for the officers and Trustees of the Fund, as a group, to be understated. As a result, the percentage of share class owned by Jim Dondero, individually, and by the officers and Trustees of the Fund, as a group, were also incorrectly reported in the Proxy Statement. Accordingly, the Proxy Statement is hereby supplemented to replace the information presented under the heading “Security Ownership of Certain Beneficial Owners” on page 42 of the Proxy Statement with the following:

Unless otherwise indicated, the information set forth below is as of May 31, 2020. To our knowledge, no person beneficially owned more than 5% of our outstanding common shares, except as set forth below. To our knowledge, none of our officers or Trustees owned 1% or more of our outstanding common shares, except as set forth below.

Collectively, to our knowledge, the officers and Trustees of the Fund beneficially own, as a group, in the aggregate, approximately 4,684,774 common shares of the Fund, representing approximately 10.27% of our outstanding common shares. Unless otherwise indicated below, to our knowledge, each owner named below has sole voting and dispositive power for all shares shown to be beneficially owned by that person. Share amounts listed below do not include fractional share amounts.

Title	Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership	Percentage of Share Class
Independent Trustee	Ethan Powell	3,476	*
Independent Trustee	Dr. Bob Froehlich	281	*
Independent Trustee	Bryan A. Ward	36	*
Proposed REIT Trustee	Edward Constantino	0	*
Interested Trustee	John Honis[2]	0	*
President	Jim Dondero[3]	4,666,046	10.23%
Treasurer	Frank Waterhouse	422	*

Executive Vice President	Dustin Norris	12,346	*
Chief Compliance Officer	Jason Post	2,167	*

*Less than 1%

[1]

Except as otherwise indicated, each person has sole voting and investment power over the indicated shares. The business address of each of person named in the above table is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

[2]

Effective January 28, 2020, Mr. Honis is treated as an Interested Trustee of the Fund in light of certain relationships between Mr. Honis and certain affiliates of the Adviser, including HCMLP, arising out of HCMLP’s pending Chapter 11 proceedings.

[3]

Includes shares held by Highland Capital Management, L.P. (“HCMLP”). On October 16, 2019, HCMLP filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware. The case was subsequently transferred to the United States Bankruptcy Court for the Northern District of Texas. On January 9, 2020, the bankruptcy court approved a change of control of HCMLP, which involved the resignation of James Dondero as the sole director of, and the appointment of an independent board to, HCMLP’s general partner. Mr. Dondero remains an employee of HCMLP and as portfolio manager for all funds and vehicles for which he currently holds such titles. Effective January 2020 as a result of the change of control of HCMLP, Mr. Dondero no longer serves as the President or sole director of Strand Advisors, Inc., HCMLP’s general partner, and consequently, no longer has direct or indirect voting or investment control to such shares. Accordingly, Mr. Dondero no longer report beneficial ownership of shares held by HCMLP on Section 13 and Section 16 filings under the Securities Exchange Act of 1934. Nevertheless, given Mr. Dondero’s historic role with HCMLP and his continued ownership interest and roles with respect to the Highland platform as a whole, as well as the shared services agreements between HCMLP and the Adviser, the Fund will still treat HCMLP and its affiliates as the Fund’s affiliates for purposes hereof. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Dondero also controls Strand Advisors XVI, Inc., which is the general partner of Highland Capital Management Fund Advisors, L.P. (“HCMFA”). Through his control of Strand Advisors XVI, Inc., Mr. Dondero may be viewed as having voting and dispositive power over the shares of the Common Stock directly owned by HCMFA or by funds that are advised by HCMFA. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Dondero controls NexPoint Advisors GP, LLC, which is the general partner of the Adviser. Through his control of NexPoint Advisors GP, LLC, Mr. Dondero may be viewed as having voting and dispositive power over the shares of the Common Stock directly owned by the Adviser or by funds that are advised by the Adviser. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

This Supplement does not revise or update any other information set forth in the Proxy Statement, and should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

The date of this Proxy Statement Supplement is August 19, 2020.